Exhibit 99.1

Alberton Acquisition Corporation Terminates the Merger Agreement

New York, April 22, 2022 (GLOBE NEWSWIRE) -- As previously disclosed, on April 13, 2022, Alberton Acquisition Corp. (the “Company”) was notified by SolarMax Technology, Inc., a Nevada corporation (“SolarMax”) that it intended to terminate an agreement and plan of merger, dated as of October 27, 2020 (as amended, the “Merger Agreement”) because it reasonably believed that the proposed merger (the “Merger”) between the Company and SolarMax would not be completed by April 26, 2022.

On April 20, 2022, the Company received a written notice from SolarMax that SolarMax terminates the Merger Agreement pursuant to the termination clause provided in the Merger Agreement.

On April 22, 2022, the Company received the determination notice from the Nasdaq Hearings Panel (“the Panel”) to delist the Company’s shares from Nasdaq and suspend trading in those shares effective at the open of trading of April 26, 2022 because the Company is not expected to complete the initial business combination by April 26, 2022.

The Company will liquidate its trust account and distribute payments to public shareholders of the record date of April 26, 2022.

About Alberton

Alberton is a British Virgin Islands blank check company, also commonly referred to as a Special Purpose Acquisition Company, or SPAC, formed for the purpose of effecting a merger, asset acquisition or other business combination with one or more businesses or entities. Alberton’s units, ordinary shares and warrants are currently listed on the Nasdaq Capital Market under the symbols “ALACU,” “ALAC” and “ALACW, respectively.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” that involve risks and uncertainties that could cause actual results to differ materially from what is expected. Words such as “expects”, “believes”, “anticipates”, “intends”, “estimates”, “seeks”, “may”, “might”, “plan”, “possible”, “should” and variations and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements relate to future events or future results, based on currently available information and reflect Alberton management’s current beliefs. A number of factors could cause actual events or results to differ materially from the events and results discussed in the forward-looking statements. In addition, please refer to the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alberton’s S-4, its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q and all other filings with the Commission for additional information identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements. Except as expressly required by applicable securities law, Alberton disclaims any intention or obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise.

Company Contact:

Gateway Group, Inc.
ALAC@gatewayir.com